EXHIBIT 4.7

150 years                                                             STANDARD
    with you                                                         CHARTERED


Date:          22nd April 2003
Our ref:       C&I/LC/TEAM3/BKK


CONFIDENTIAL
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Bonso Electronics Ltd.
Units 1106-1110
11/F., Star House
3 Salisbury Road
Tsimshatsui
Kowloon

Attn.: Mr. Anthony So/Ms. Cathy Pang
------------------------------------

Dear Sirs,

                   BANKING FACILITIES: BONSO ELECTRONICS LTD.

We refer to our letter dated 5th March 2001 setting out the facilities made available to your company (the "Company"), as varied by our letters dated 11th May 2001, 17th May 2002 and 8th April 2003.

Following our recent discussions, we confirm that the terms of the facilities have been further varied as follows:


INTEREST, COMMISSIONS AND FEES

Under this paragraph, interest on Trade Finance Facilities is revised to read as follows with immediate effect:-

Export bills will be discounted and import bills will be financed at HIBOR plus 2% peg annum for Hong Kong Dollar bills (previously at our standard bills finance rate minus 0.5% per annum), at LIBOR plus 2% per annum for United
States Dollar bills and at our standard bills finance rates plus 0.25% per annum for other foreign currency bills. All past due bills shall bear interest at 4% per annum above the rates charged on your regular bills outstandings.

This letter will amend the terms of the existing facility letters which the Bank has issued to the Company as previously varied, as set out above. In all other respects, the terms of the existing facility letters as previously varied will remain in full force and effect. This letter will be governed by Hong Kong SAR law.






Standard Chartered Bank
Corporate & Institutional Banking
Credit Operations

11 th Floor Standard Chartered Tower
388 Kwun Tong Road Kwun Tong Hong Kong

Incorporated in England with limited liability by Royal Charter 1853
The principal office of the Company is situated in England at 1 Aldermanbury Square London EC2V 79B Reference Number ZC 18
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Bonso Electronics Ltd.                                                    Page 2



If you have any queries, please contact our Senior Relationship Manager Ms. Rons Fong, whose telephone number is 2821-1953.

We are pleased to be of service to you and take this opportunity to thank you again for your custom.

Yours faithfully,
For and on behalf of STANDARD CHARTERED BANK


/s/  Anita Poon
----------------------------------
     Anita Poon
     Senior Credit Documentation Manager

 AP/ky

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